Exhibit 99.1

October 30, 2001

Endocardial Solutions Installs 200th System

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced the 200th installation of its EnSite 3000® System for mapping cardiac arrhythmias at Northeast Baptist Hospital in San Antonio, Texas.

“Placing our 200th system is a critical milestone because it demonstrates widespread acceptance of our diagnostic system by the medical community, payers, and patients," said Mike Dale, VP of Sales and Marketing. "The EnSite 3000® system has become the standard of care because it permits rapid mapping of simple and complex arrhythmias," said Dale. "Our stated year-end goal was to reach this objective, and we’re very pleased to achieve it ahead of schedule," he added.

Northeast Baptist Hospital is a 291-licensed-bed general, acute care, not-for-profit hospital that is part of the Baptist Health System. It is a major provider of cardiac care in San Antonio. Baptist Health System is a leading provider of health care in San Antonio and South Texas.

 “We’re excited to introduce the EnSite 3000® System to San Antonio,” said Dr. Gregory Buser, Medical Director of EP and Cath labs at Northeast Baptist Hospital. “The system’s ability to rapidly map an entire heart chamber in a single beat will allow us to treat previously untreatable patients.”

First Independent Placement of EnSite 3000® System in Europe
Today, Endocardial Solutions announced its first direct sales of the EnSite 3000® System in Europe. Rather than using Medtronic as its European distributor, Endocardial Solutions adopted a direct sales approach in Europe in early October. “Both sales and installations of the new Precision software have proceeded ahead of schedule,” said Mike Dale. “We’re confident that our European customers will soon experience the level of service that our U.S. customers have enjoyed.”

About Endocardial Solutions
Based in St.Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity. The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

                The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:
Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com